Exhibit 14.1

CERTIFICATION

KAYA HOLDINGS, INC.

Insider Trading Compliance Program

And

Insider Trading Policy

Acknowledgement Page

I have received, read, understand and agree to comply with the Kaya Holdings, Inc. Insider Trading Compliance Program including the Insider Trading Policy, which is attached thereto as Appendix I to the accompanying Memorandum from our Chairman and Chief Executive Officer.

Name

Signature

Date

Insider Trading Reminders

Before trading in the securities of Kaya Holdings, Inc. (the “Company”) or discussing Company matters with outsiders, remember:

1.	Upon commencement of your services to the Company, you have agreed to maintain the confidentiality of the Company’s information. You should treat all information you learn about the Company or its business plans in connection with your employment or services as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
2.	It is against the United States federal and state laws to buy or sell Company securities, or to give tips to others regarding Company securities, when you may possess Material Nonpublic Information about the Company, or the selective disclosure of such information to others who may trade on such information.
3.	The Material Nonpublic Information you cannot trade on or tip is any information that could be expected to have a substantial effect on the stock price, either positively or negatively.
4.	As an essential part of your work, many of you have access to Material Nonpublic Information (as defined in the Kaya Holdings, Inc. Insider Trading Policy) about the Company or about the Company’s business (including potential transactions and/or sales with other businesses). As such, no director, officer, employee or relative of such person who has Material Nonpublic Information relating to the Company, may buy or sell securities of the Company, directly or indirectly, or engage in any other action to take personal advantage of that information, or pass on such information to others. This applies to information relating to any other company, including acquirers, customers or suppliers, obtained in the course of providing services to the Company. This restriction also applies to your family members and others living in your household.

5.	You must not pass insider information on to others, including family members and others living in your household or friends and casual acquaintances or to anyone on the internet or social media. Employees and service providers are expected to be responsible for the compliance of their immediate family and others living in their households. The above penalties apply whether or not you derive any benefit from another’s actions.

6.	Once the information is publicly disclosed, the Company’s Trading Windows (as defined in the Kaya Holdings, Inc. Insider Trading Policy) apply.
7.	These same rules apply to any information you learn on the job about another public company.
8.	Except where required in the performance of your job as a Company forum moderator or administrator, you are prohibited from posting information on social media, or to Internet chat rooms or bulletin boards, that concern the Company and any business of the Company.

.

MEMORANDUM

TO:	All Kaya Holdings, Inc. Directors, Officers, Employees and Consultants

FROM: Craig Frank

Chairman and Chief Executive Officer

RE: Prohibition Against Insider Trading and Confidentiality Obligations

______________________________________________________________________________

This memorandum is intended to inform all directors, officers, employees and consultants of Kaya Holdings, Inc., its affiliates and subsidiaries (collectively, the “Company”) of the Company’s policy against “insider trading” and to remind employees of the importance of maintaining the confidentiality of sensitive Company information.

It is against Company policy and against the law for any employee, consultant or any other person associated with the Company or its employees to trade in common stock or other securities of the Company while possessing Material Nonpublic Information (defined below) about the Company.

A violation of the laws against insider trading by individuals can lead to a civil penalty of up to three (3) times the profit gained or loss avoided, criminal prosecution resulting in prison terms of up to twenty (20) years and monetary penalties of up to $5,000,000 for individuals. A violation by the Company (including its directors, officers, supervisors and the relatives of such individuals) can lead to a civil penalty of up to $1,000,000 and a criminal penalty of up to $25,000,000 (for corporations). A violation of the Company’s policy can also result in immediate termination.

Many employees and consultants have access to Material Nonpublic Information about the Company at one time or another. “Material Nonpublic Information” is information that is not available to the public but which an investor might consider important in deciding whether to buy, hold or sell the Company’s securities. Material Nonpublic Information could include, for example, anticipated quarterly or annual financial and operational results, revenue projections, discussions of a potential acquisition, a significant transaction or contract with a vendor, customer, or other business partner or significant announcements regarding new products or changes for existing products.

In the event you possess Material Nonpublic Information, you should not trade in securities of the Company until the Company has publicly announced the information by press release or similar means, and the information has been available to the public for two (2) full business days.

You should also be careful not to disclose Material Nonpublic Information to anyone outside the Company, or to anyone within the Company without a need to know. It is important to maintain the confidentiality of sensitive information in order to protect the Company’s trade secrets and other information that could benefit our competitors. It is also prudent from the perspective of your potential personal liability.

Insider trading laws also apply to any Material Nonpublic Information you may have regarding other companies, including information about our vendors and customers that you might obtain in the course of employment. In the event you hold Material Nonpublic Information regarding another company, you should not trade in securities of that company until that company has publicly disclosed the information for two (2) full business days—ending at the opening of the market on the third (3rd) Trading Day (as defined in the Kaya Holdings, Inc. Insider Trading Compliance Program attached as Appendix 1 to this Memorandum, following the date of public disclosure of the information.

In addition to the foregoing restrictions, directors, officers and certain employees with regular access to particularly sensitive information (as advised by the Company) must preclear all trades in Company securities with the Company’s Chief Financial Officer, who is our Insider Trading Compliance Officer, and are subject to certain other restrictions.

The Company has adopted a detailed policy with respect to these matters. A copy of the policy is attached.

APPENDIX 1

INSIDER TRADING COMPLIANCE PROGRAM

KAYA HOLDINGS, INC.

In order to take an active role in the prevention of insider trading violations by its directors, officers, employees and other related individuals, Kaya Holdings, Inc. (the “Company”) has adopted the policies and procedures described in this document.

Adoption of Insider Trading Policy.

The Company has adopted the Insider Trading Policy attached as Exhibit A hereto (the “Policy”), which prohibits trading based on material nonpublic information regarding the Company (“Material Nonpublic Information”). The Policy covers directors, officers and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Material Nonpublic Information. The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company, and is to be circulated to all employees annually.

Designation of Restricted Persons.

Section 16 Individuals. The Company has determined that those persons listed on Attachment II are directors and officers who will be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”) once the Company transitions to a major U.S. stock exchange. Exhibit B will be amended from time to time as appropriate to reflect (i) the election of new directors or officers; (ii) any change in function of current officers; and (iii) the resignation or departure of current directors or officers.

Other Persons. The Company may determine that certain other persons, together with the Section 16 Individuals, should also be subject to the preclearance requirement set forth in Section IV.A. below.

Trading Groups. The Company, from time to time, will determine, for purposes of restricting the trading of the Company’s securities, those individuals who are in possession of Material Nonpublic Information. This determination will be based on the following group definitions:

Group 1: All Section 16 Individuals and those employees who, from time to time, are in possession of Material Nonpublic Information and whose trades are subject to preclearance by the Company’s Insider Trading Compliance Officer.

Group 2: All employees and consultants who are generally not in possession of Material Nonpublic Information.

These trading groups will change, from time to time, based on the Company’s belief that, in the normal course of their duties, such persons have, or are likely to have, regular access to Material Nonpublic Information.

The Company will notify individuals upon commencement of employment or services as to which trading group they are in, and will notify individuals as necessary thereafter in the event that the Company has determined that an individual’s trading group designation should be changed.

Appointment of the Insider Trading Compliance Officer.

The Company has appointed its Chief Financial Officer as the Company’s Insider Trading Compliance Officer.

Duties of the Insider Trading Compliance Officer.

The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:

Preclearing all transactions involving the Company’s securities by those individuals falling within Group 1, including Section 16 Individuals, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. An individual proposing a transaction should complete the preclearance checklist attached as Exhibit C hereto and submit it to the Insider Trading Compliance Officer for signature.

Assisting in the preparation and filing of Section 16 reports (Forms 3 and 4) for all Section 16 Individuals. Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (the “SEC”) by Section 16 Individuals under Section 16 of the Exchange Act.

Performing periodic cross-checks of available materials, which may include Forms 3 and 4, Form 144, officers and directors’ questionnaires, and reports received from the Company’s transfer agent, to determine trading activity of officers, directors and others who have, or may have, access to Material Nonpublic Information.

Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on a periodic basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Nonpublic Information.

Assisting the Company’s Board of Directors in implementation of the Policy and Sections I and II of this document.

F.       The annual training of all directors, officer and employees to review the Company’s Insider Trading Compliance Program, as well as training of all new directors, officers and employees on an on-going basis.

G.       Coordinating with counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

EXHIBIT A

to

insider trading compliance program

OF

KAYA HOLDINGS, INC.

Insider Trading Policy

and Guidelines with Respect to

Certain Transactions in Company Securities

This insider trading policy (this “Policy”) provides guidelines to directors, officers, employees, consultants, contractors and other related individuals of Kaya Holdings, Inc., its affiliates and subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s board of directors, and all employees of, and consultants and contractors to, the Company and its affiliates and subsidiaries (“Covered Persons”) who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider. Consultants and contract workers are not Company employees, and nothing in this Policy should be construed to the contrary.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee, consultant and contractor can be an Insider from time to time, and would, at those times, be subject to this policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that such Insider first receives Material Nonpublic Information concerning the Company, and ending at the opening of the market on the third (3rd) Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national or international stock exchanges and the Nasdaq National Market are open for trading.

Black-Out Period; Trading Windows. The period beginning two (2) weeks prior to the end of quarter (March 31, June 30, September 30, December 31) and ending on the opening of the market on the third (3rd) Trading Day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Covered Persons will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Accordingly, this period of time is referred to as a “black-out” period. All Covered Persons are prohibited from trading during such period. In addition, from time to time Material Nonpublic Information regarding the Company may be pending. While such information is pending, the Company may impose a special “black-out” period during which the same prohibitions and recommendations shall apply.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all Covered Persons may only conduct transactions involving the purchase or sale of the Company’s securities on certain days, as set forth in the following table:

Trading Window for All Covered Persons

	Start:	End:
Trading Permitted: (the “Trading Window”)	The opening of the market on the third (3rd) Trading Day following the date of public disclosure of the financial results for a particular calendar quarter or year	Two (2) weeks prior to the end of the quarter (Q1: March 31, Q2: June 30, Q3: September 30 and Q4: December 31)
Trading Prohibited:	Two (2) weeks prior to the end of the quarter (Q1: March 31, Q2: June 30, Q3: September 30 and Q4: December 31)	The opening of the market on the third (3rd) Trading Day following the date of public disclosure of the financial results for that quarter

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably the first ten (10) days of the Trading Window.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons will be advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.

Preclearance of Trades. The Company has determined that all officers, directors and certain employees of the Company (Group 1, as defined in the Insider Trading Compliance Program to which this Policy is attached as Exhibit A) are required to comply with the Company’s “preclearance” process (except pursuant to those written programs defined in Section 4 immediately following this section which shall be governed by the provisions thereof). Each director, officer, and relevant employee should contact the Company’s Insider Trading Compliance Officer prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to officers and directors.

Trading Programs. Pursuant to SEC Rule 10b5-1 (“Rule 10b5-1”), subject to the requirements set forth in this Section 4, directors, officers and employees of the Company (for purposes of this Section 4, “Program-Eligible Persons”) may establish written programs (each a “Program”) which permit (a) automatic trading of the Company’s stock through a third-party broker (an “Automatic Trading Program”); or (b) trading of the Company’s stock by an independent person (such as an investment bank) who is not aware of Material Nonpublic Information at the time of a trade. Once Programs are implemented in accordance with this Section 4, trades pursuant to such Programs shall not be subject to the preclearance requirements of Section 3 immediately above. Trading pursuant to a Program may occur even at a time outside of the Company’s Trading Window or when the Program-Eligible Person is aware of Material Nonpublic Information. Each Program (or the form of Program established by an investment bank or other third party) must be reviewed by the Company’s legal counsel or the Company’s Board of Directors prior to establishment, solely to confirm compliance with this Policy and the securities laws. These Programs are limited to the following three (3) types:

An Automatic Trading Program established by a Program-Eligible Person at a time when the Program-Eligible Person is not aware of Material Nonpublic Information. The Automatic Trading Program document must specify the number of shares to be purchased or sold, the price at which transaction(s) is/are to take place, and the date(s) on which each transaction is to be performed. Alternatively, the Automatic Trading Program may establish an objective formula for any or all of these criteria. For example, the number of shares could be specified as a percentage of the Program-Eligible Person’s holdings, the price could be set as a limit order and a date could be determined by the stock price reaching a predetermined level.

A Program where transactions in the Company’s stock are initiated by the trustee of a so-called “blind” trust, provided the Program is established by a Program-Eligible Person at a time when the Program-Eligible Person is not aware of Material Nonpublic Information. A “blind” trust is a trust established by a Program-Eligible Person, usually for the benefit of the Program-Eligible Person and any spouse, and sometimes for other family members or others. Investment decisions are made by an independent trustee without any involvement or even knowledge of the Program-Eligible Person. The trustee should be a recognized financial institution possessing trust powers. Under this type of Program, the Program-Eligible Person cannot exert any influence over, or even communicate with, the trustee regarding specific investments. If the trustee becomes aware of Material Nonpublic Information regarding the Company, whether from the Program-Eligible Person or otherwise, the trustee may not engage in a purchase or sale of the Company’s stock.

c.       A Program where transactions in the Company’s stock are initiated by an independent agent working on behalf of the Program-Eligible Person, provided the Program is established by a Program Eligible Person at a time when he or she is not aware of Material Nonpublic Information. An “independent” agent may be (i) a registered representative of a broker dealer or someone who otherwise works for an investment firm in a managerial capacity; or (ii) any other person not related to, working for or otherwise indebted to the Program-Eligible Person who, in turn, works with a broker dealer or investment bank to effect transactions in the Company’s stock. Such independent agent must not be aware of any Material Nonpublic Information at the time of any trade. Investment decisions are made by the independent agent without any involvement or knowledge of the Program-Eligible Person.

5.       Program Restrictions. All Programs shall be subject to the following restrictions:

a.                                          The Program-Eligible Person cannot engage in any separate transaction (such as a hedging transaction), which directly or indirectly alters or offsets authorized transactions made under the Program.

Any Program-Eligible Person preparing such a Program must allow for the cancellation of a transaction and/or the suspension of a Program upon notice and request by the Company to the extent the Program or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares which the Program-Eligible Person may sell under Rule 144 in a rolling three-month (3-month) period), or (ii) would create material adverse consequences for the Company (e.g., due to “pooling” accounting restrictions on affiliates or the imposition of lock-up agreements on Company stockholders).

The Program may only be established during a Trading Window.

No Program may be established or modified at a time when the Program-Eligible Person is aware of Material Nonpublic Information. In addition, if a Program-Eligible Person is an officer or director of the Company, such Program-Eligible Person must certify in the Program that, at the time of adoption or modification of the Program, such officer or director is not aware of Material Nonpublic Information, and that such officer or director is adopting the Program in good faith and not as part of a plan or scheme to evade the prohibition of Rule 10b-5.

Once a Program is prepared, it cannot be changed or deviated from (as opposed to the termination thereof, which is covered by the following paragraph) except (i) with notice to the Company’s legal department and (ii) at a time when the Program-Eligible Person is permitted to trade in the Company’s stock under this Policy without a Program (i.e., during the Trading Window, and when the Program-Eligible Person is not aware of Material Nonpublic Information).

Programs may be terminated at any time, but, if terminated, the Program-Eligible Person may not establish a new Program for a period of ninety (90) to one hundred twenty (120) days following the termination of the prior Program as set forth in SEC Rule 10b5-1.

A Program-Eligible Person may not sell more than 50,000 Company shares on any single Trading Day under all Programs established by the Program-Eligible Person pursuant hereto.

A Program-Eligible Person is subject to certain mandatory cooling off periods. For directors and officers, the Program must provide for a cooling off period of the later of: (i) ninety (90) days following the Program’s adoption or modification; or (ii) two (2) business days following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the Program was adopted or modified (but not to exceed one hundred twenty (120) days following plan adoption or modification) before any trading can commence under the Program. For all other persons that are not a director, an officer or the issuer, no purchases or sales can occur until the expiration of a thirty-day (30-day) cooling off period from the Program adoption or modification.

A Program-Eligible Person may not use multiple overlapping 10b5-1 plans; and may not rely on the affirmative defense for a single-trade plan to one such plan during any consecutive twelve-month (12-month) period.

A Program-Eligible Person shall cause the Program to provide that all persons entering into a Program must act in good faith with respect to the Program throughout the duration of the Program. The Company may immediately terminate any Program that it determines was put in place either (i) not in good faith; or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws.

In addition, the Company may impose from time to time additional restrictions on Programs proposed to be established by Section 16 Individuals.

The key terms of the Company policy set forth in this Section 4 and Programs established pursuant to it (and trades made pursuant thereto) may be disclosed to the public through a press release, by placement on the Company’s web site or through other means to be determined by the Company in its discretion. The Company shall not have any liability to any Program-Eligible Person as a result of the establishment of a Program, any Company disclosure with respect thereto, or any cancellation of transactions and/or suspension of a Program as discussed above.

6.                                          Tipping. No Insider shall disclose (“Tip”) Material Nonpublic Information to any other person (including family members) where such information may potentially be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Confidentiality of Nonpublic Information. Nonpublic information, whether material or immaterial, relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. This includes, without limitation, posting any nonpublic information about the Company on Internet chat rooms or bulletin boards.

Potential Criminal and Civil Liability

and/or Disciplinary Action

1.                                          Liability for Insider Trading. Potential penalties for insider trading violations include (a) imprisonment for up to twenty (20) years, (b) criminal fines of up to $5 million and (c) civil fines of up to three (3) times the profit gained or loss avoided. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three (3) times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “Tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, all national and international stock exchanges, as well as the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

Possible Disciplinable Actions. Employees or consultants of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans and immediate termination of employment.

Individual Responsibility

Every director, officer, employee and consultant has the individual responsibility to comply with this Policy, and to ensure compliance by members of their family and household, against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities at all times.

Except as may be permitted by establishment of a Program and compliance with Rule 10b5-1 as described above, an Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if such Insider planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes they may suffer an economic loss or forego anticipated profit by waiting. Transactions that may be necessary or justifiable for personal reasons (such as the need to raise money for an emergency expenditure) must be reviewed on a case-by-case basis by the Company’s Insider Trading Compliance Officer. Even the appearance of an improper transaction must be avoided to preserve our reputation in adhering to the highest standards of conduct.

Applicability of Policy to Material Nonpublic Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including, without limitation, the Company’s customers, value-added resellers, original equipment manufacturers, strategic alliances, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s Business Partners. All Covered Persons should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an informed investment decision regarding the purchase, hold or sale of the Company’s securities. Either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include, without limitation:

•	Financial results
•	Projections of future earnings or losses
•	Significant developments in actual or threatened litigation
•	Major changes in senior management
•	The gain or loss of a substantial customer or business partner
•	News of a pending or proposed merger
•	Acquisitions
•	Significant transactions or contracts with Business Partners
•	News of the disposition of a subsidiary
•	Impending bankruptcy or financial liquidity problems
•	New product announcements of a significant nature
•	Significant product defects or modifications
•	Significant pricing changes
•	Stock splits
•	New equity or debt offerings

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares under employee purchase plans that may be adopted in the future (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated your employment or other services to Company as follows: if you are aware of Material Nonpublic Information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the expiration of any closed Trading Window period that is applicable to your transactions at the time of your termination of employment or services.

Non-Disclosure

Maintaining the confidentiality of the Company’s information is essential for competitive, security and other business reasons, as well as to comply with securities laws and the confidentiality obligations you have promised to the Company upon commencing your employment or other affiliation with the Company. You should treat all information you learn about the Company or its business plans in connection with your employment and/or services as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.

Additional Information for

Officers and Directors

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month (6-month) period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Directors and officers may engage only in direct purchases and sales of the Company’s Common Stock. Moreover, no officer or director may engage in short sales, transactions in put or call options or other derivative securities, or other inherently speculative transactions with respect to the Company’s securities at any time. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and officers regarding compliance with Section 16 and its related rules.

EXHIBIT B

TO

INSIDER TRADING COMPLIANCE PROGRAM

KAYA HOLDINGS, INC.

OFFICERS AND DIRECTORS SUBJECT TO SECTION 16

A.	Board of Directors:

Craig Frank

Carrie Schwarz
Mitchell Chupak

B.       Executive Officers:

Name	Title
Craig Frank	Chairman of the Board and Chief Executive Officer

EXHIBIT C

TO

INSIDER TRADING COMPLIANCE PROGRAM

KAYA HOLDINGS, INC.

INSIDER TRADING COMPLIANCE PROGRAM PRECLEARANCE CHECKLIST

Individual Proposing to Trade: _______________________________

Compliance Officer: _______________________________

Proposed Trade Date/Volume: _______________________________

Date: _______________________________

☐	Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
☐	Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. With respect to Rule 16b-3 plans, ensure that a stock option has been held for at least six (6) months from the date of grant prior to sale of the shares, and that employee stock purchase plan shares, if applicable, have been held for at least six (6) months from the date the purchase price was determined.

Also, ensure that a Form 4 has been or will be completed and will be timely filed.

☐	Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.
☐	Rule 144 Compliance. Confirm that:
☐	Current public information requirement has been met;
☐	Shares are not held by affiliate, the selling stockholder has not been an affiliate during the preceding ninety (90) days, current public information requirement and the six (6) months holding period has been met;
☐	Shares are not held by affiliate, the selling stockholder has not been an affiliate during the preceding ninety (90) days, and one (1) year holding period has been met (current public information requirement not applicable);
☐	Shares are held by affiliate and the one (1) year holding period has been met;
☐	For affiliates, volume limitations are not exceeded (confirm the individual is not part of an aggregated group) or does not apply;
☐	The manner of sale requirements have been met; and
☐	The Notice of Form 144 has been completed and filed.
☐	Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of Material Nonpublic Information.

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 Signature of Insider Trading Compliance Officer